CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424
U.S. Physical Therapy Reports
Second Quarter 2025 Results

Reports All-time Record Patient Visits
Raises Full Year 2025 Guidance

Houston, TX, August 6,  2025 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today reported results for the three and six months ended June 30, 2025.

FINANCIAL HIGHLIGHTS

•
Adjusted EBITDA (1), a non-Generally Accepted Accounting Principles (“GAAP”) measure, was $26.9 million for the three months ended June 30, 2025 (“2025 Second Quarter”), an increase of $4.7 million, or 21.4%, from $22.1 million for the three months ended June 30, 2024 (“2024 Second Quarter”) primarily driven by higher patient visits.

•
Net income attributable to USPH’s shareholders (“USPH Net Income”), a GAAP measure, was $12.4 million for the 2025 Second Quarter compared to $7.5 million for the 2024 Second Quarter. In accordance with GAAP, the revaluation of noncontrolling interest, net of taxes, is not included in net income but is charged directly to retained earnings. However, this change is included in the computation of earnings per share. Earnings per share was $0.58 for the 2025 Second Quarter compared to $0.47 for the 2024 Second Quarter.

•
Operating Results (1), a non-GAAP measure, was $12.4 million for the 2025 Second Quarter compared to $11.0 million for the 2024 Second Quarter, an increase of 11.8% over the same period. On a per share basis, Operating Results was $0.81 for the 2025 Second Quarter compared to $0.73 for the 2024 Second Quarter.

•	Total revenue from physical therapy operations for the 2025 Second Quarter increased $24.8 million, or 17.3%, to $168.3 million.
•
Net rate per patient visit for the 2025 Second Quarter was $105.33 up from $105.05 for the 2024 Second Quarter, despite the approximate 2.9% Medicare rate reduction which went into effect on January 1, 2025.

•
Total patient visits were 1,558,756 for the 2025 Second Quarter, a 16.7% increase from the 2024 Second Quarter. Total patient visits includes 28,493 home-care visits, which the Company will break out separately each period going forward.  For the six months ended June 30, 2025, the Company had 3,002,561 total patient visits, which includes 51,436 home-care visits.  There were no home-care visits in the first six months of 2024.

•	Average daily patient visits per clinic, which does not include home-care visits, was an all-time high of 32.7 for the 2025 Second Quarter compared to 30.6 for the 2024 Second Quarter.
•
Industrial injury prevention services (“IIP”) revenue was $29.1 million for the 2025 Second Quarter, an increase of 22.6% as compared to the 2024 Second Quarter.  IIP gross profit was $6.4 million for the 2025 Second Quarter, an increase of $1.3 million, or 25.8%, from $5.1 million for the 2024 Second Quarter.

•	The Company added six clinics and closed four clinics in the 2025 Second Quarter bringing its total owned and/or managed clinic count to 768 as of June 30, 2025, compared to 722 as of June 30, 2024.
•
On April 30, 2025, the Company announced the acquisition of an outpatient home-care physical and speech therapy practice through its 50%-owned subsidiary, MSO Metro, LLC.  MSO Metro LLC. acquired 80% of equity interests of the practice, with the original practice owners retaining 20% of equity interests. The practice currently generates approximately $2.1 million in annual revenue.

•
On July 31, 2025, the Company acquired a 60% equity interest in a three-clinic practice with the practice owners retaining a 40% equity interest. The business currently generates $5.3 million in annual revenue and approximately 28,000 in annual visits.

•	The Company’s Board of Directors declared a quarterly dividend of $0.45 per share payable on September 12, 2025, to shareholders of record on August 22, 2025.
•	Management increased its guidance for Adjusted EBITDA for full-year 2025 to a range of $93.0 million to $97.0 million. See “2025 Earnings Guidance” below for more information.

(1)
These are non-GAAP Measures. See pages 10 to 12 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results and other non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 2
August 6, 2025

MANAGEMENT’S COMMENTS
Chris Reading, Chief Executive Officer, said, “Volumes in our physical therapy business remain at record levels while we execute our plan for cost rationalization and improved efficiencies.  Our injury prevention business continues a strong growth path, both organically and through carefully added acquisitions, which have broadened our service offerings and increased our exposure to new industry verticals.  As a result of our efforts and expected progress we have updated our earnings guidance for the year.”
2025 Second Quarter Versus 2024 Second Quarter
Additional supplemental tables of financial and performance metrics are presented on page 13 of this release.

Physical Therapy Operations

	Three Months Ended		Variance
	June 30, 2025	June 30, 2024	$	%
	(In thousands, except percentages)
Revenue related to:
Mature Clinics (1)	$133,650	$133,366	$284	0.2%
Clinic additions (2)	30,533	3,586	26,947	* (7)
Clinics sold or closed (3)	-	3,319	(3,319)	* (7)
Net Patient Revenue	164,183	140,271	23,912	17.0%
Other (4)	4,109	3,215	894	27.8%
Total	168,292	143,486	24,806	17.3%
Operating costs (5)	133,059	114,703	18,356	16.0%
Gross profit	$35,233	$28,783	$6,450	22.4%

Financial and operating metrics (not in thousands):
Net rate per patient visit (1)	$105.33	$105.05	$0.28	0.3%
Patient visits (1)	1,558,756	1,335,335	223,421	16.7%
Average daily visits per clinic (1)	32.7	30.6	2.1	6.9%
Adjusted gross profit margin (5)(6)	21.1%	20.1%
Salaries and related costs per visit (6)	$60.08	$59.66	$0.42	0.7%
Operating costs per visit (6)	$83.95	$84.46	$(0.51)	(0.6)%

(1) See Glossary of Terms - Revenue Metrics for definitions.
      (2)) Includes six clinics added during the 2025 Second Quarter, 14 clinics added during the three months ended March 31, 2025 ("2025 First Quarter") and 96 clinics added during the year ended December 31, 2024. (Owned)

( (3) Includes three clinics closed during the 2025 Second Quarter, seven clinics closed in the 2025 First Quarter and 45 clinics closed during the year ended December 31, 2024. (Owned)
(4) Includes revenues from management contracts.
(5) Includes costs from management contracts.
(6) Excludes $0.2 million of certain incentive costs related to the Metro acquisition. Please refer to the reconciliation of non-GAAP measures to the most directly comparable GAAP measure on page 12.
(7) Not meaningful.

Net revenue from physical therapy operations increased $24.8 million, or 17.3%, to $168.3 million for the 2025 Second Quarter from $143.5 million for the 2024 Second Quarter. This growth was due to the increase in visits from the 51 net clinics added since the comparable prior year period and an increase in net rate per patient visit, which reflects the Company’s strategic priority of increasing reimbursement rates through contract negotiations with commercial and other payors and the addition of acquisitions with accretive net rate per patient visit. Net rate per patient visit for the 2025 Second Quarter was $105.33 up from $105.05 for the 2024 Second Quarter, despite the approximate 2.9% Medicare rate reduction which went into effect on January 1, 2025.

Operating costs from physical therapy operations increased $18.4 million, or 16.0%, to $133.1 million for the 2025 Second Quarter from $114.7 million for the 2024 Second Quarter primarily driven by the 51 net clinics added since the comparable prior year period.  Salaries and related costs per visit was $60.08 for the 2025 Second Quarter compared to $59.66 for the 2024 Second Quarter.  Total operating costs per visit was $83.95 compared to $84.46 in the prior year quarter, as higher visit volumes did not result in a proportional increase in fixed costs.

Gross profit from physical therapy operations for the 2025 Second Quarter was $35.2 million with a gross profit margin of 20.9% compared to $28.8 million with a gross profit margin of 20.1% for the 2024 Second Quarter. Excluding certain incentive costs related to the Metro acquisition of $0.2 million, the adjusted gross profit margin was 21.1% for the 2025 Second Quarter.

U.S. Physical Therapy Press Release	Page 3
August 6, 2025

Industrial Injury Prevention Services

	Three Months Ended		Variance
	June 30, 2025	June 30, 2024	$	%
	(In thousands, except percentages)
Net revenue	$29,052	$23,704	$5,348	22.6%
Operating costs	22,661	18,625	4,036	21.7%
Gross profit	$6,391	$5,079	$1,312	25.8%

Gross margin	22.0%	21.4%

IIP revenue increased $5.3 million, or 22.6%, to $29.1 million for the 2025 Second Quarter as compared to $23.7 million for the 2024 Second Quarter. Gross profit from IIP operations for the 2025 Second Quarter increased $1.3 million, or 25.8%, to $6.4 million from $5.1 million for the 2024 Second Quarter. Gross profit margin from IIP operations was 22.0% for the 2025 Second Quarter compared to 21.4% for the 2024 Second Quarter. Excluding the IIP acquisition made in April 2024, IIP revenue increased by $4.0 million or 18.4% in the 2025 Second Quarter and gross profit increased $1.0 million, or 21.8% in the 2025 Second Quarter over the comparable prior year period.
Corporate Office and Other Expenses
Corporate office costs increased to $17.5 million for the 2025 Second Quarter from $14.2 million for the 2024 Second Quarter,  primarily to support the larger number of clinics, as well as acquisition integration costs and costs associated with the implementation of a new financial and human resources system. Implementation costs associated with the new financial and human resources system are expected to continue through the end of 2026. As a ratio to net revenue, corporate office costs was 8.9% for the 2025 Second Quarter compared to 8.5% for the 2024 Second Quarter. Excluding the acquisition integration costs and the costs associated with the implementation of the new financial and human resources system of $0.3 million, corporate office costs was 8.7% of net revenue for the 2025 Second Quarter.

The Company revalued contingent consideration related to certain acquisitions and recognized a net gain (a decrease in the related liabilities) of $0.8 million for the 2025 Second Quarter compared to a net loss (an increase in the related liabilities) of $4.0 million for the 2024 Second Quarter.

Operating income was $24.9 million for the 2025 Second Quarter compared to $15.6 million for the 2024 Second Quarter. Excluding the impact of change in value of contingent consideration in the 2025 Second Quarter of $0.8 million, and the 2024 Second Quarter of $4.0 million, operating income increased to $24.1 million for the 2025 Second Quarter from $19.6 million in the 2024 Fourth Quarter.

Interest expense increased by $0.4 million to $2.4 million for the 2025 Second Quarter compared to $2.0 million for the 2024 Second Quarter due to a higher average outstanding balance on our revolving credit facility for the 2025 Second Quarter. The interest rate associated with borrowings on the Company’s credit facilities was 5.1% for the 2025 Second Quarter and 4.7% for the 2024 Second Quarter, with an all-in-effective interest rate (including all associated costs), of 5.6% and 5.4% over the same periods, respectively.

Interest income was less than $0.1 million during the 2025 Second Quarter compared to $1.1 million for the 2024 Second Quarter as the cash on the balance sheet at the end of the 2024 Second Quarter has since been deployed to fund acquisitions.

The Company revalued a put-right liability related to the future purchase of an IIP business and recognized a net non-cash expense (an increase in the related liability) of $0.3 million for the 2025 Second Quarter compared to $0.2 million for the 2024 Second Quarter (an increase in the related liability).

The provision for income taxes was $4.9 million for the 2025 Second Quarter compared to $3.1 million during the 2024 Second Quarter while the effective tax rate was 28.5% and 29.1% over the same periods, respectively.

USPH Net Income and Non-GAAP Measures
Net income attributable to non-controlling interest (temporary and permanent) was $5.3 million for the 2025 Second Quarter compared to $4.2 million for the 2024 Second Quarter.

USPH Net Income was $12.4 million for the 2025 Second Quarter compared to $7.5 million for the 2024 Second Quarter. In accordance with GAAP, the revaluation of redeemable noncontrolling interest, net of taxes, is not included in net income but is charged directly to retained earnings; however, this change is included in the computation of earnings per share. Earnings per share was $0.58 for the 2025 Second Quarter compared to $0.47 for the 2024 Second Quarter.
Non-GAAP Adjusted EBITDA (1) was $26.9 million for the 2025 Second Quarter, an increase of $4.7 million or 21.4%, from $22.1 million for the 2024 Second Quarter. Non-GAAP Operating Results (1) was $12.4 million, or $0.81 per share, for the 2025 Second Quarter compared to $11.0 million, or $0.73 per share, for the 2024 Second Quarter.

(1)
These are Non-GAAP Measures. See pages 10 to 12 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results, and other non-GAAP measures to the most directly comparable GAAP measure.

U.S. Physical Therapy Press Release	Page 4
August 6, 2025

2025 Six Months Versus 2024 Six Months
Total net revenue for the six months ended June 30, 2025 (“2025 Six Months”) increased $58.3 million, or 18.0%, to $381.1 million from $322.9 million for the six months ended June 30, 2024 (“2024 Six Months”) while operating costs increased $47.8 million, or 18.4%, to $308.4 million from $260.6 million over the same periods, respectively. Gross profit for the 2025 Six Months was $72.7 million, or 19.1% of net revenue, compared to $62.3 million for the 2024 Six Months, or 19.3% of net revenue.

Revenues from physical therapy operations increased $46.8 million, or 16.8% in the 2025 Six Months versus the comparable prior year period due to increased volume from the 51 net new clinics added since the comparable prior year period as well as an increase in net rate per patient visit to $105.49 for 2025 Six Months from $104.23 for 2024 Six Months. Gross profit from physical therapy operations increased $7.9 million, or 14.9%, to $60.7 million for the 2025 Six Months. Excluding certain incentive costs related to the Metro acquisition of $0.3 million, the adjusted gross profit margin was 18.8% for the 2025 Six Months.

Revenues from IIP increased $11.5 million, or 25.5%, to $56.4 million for the 2025 Six Months versus the comparable prior year period.  Gross profit from IIP operations increased $2.6 million, or 27.3%, to $12.0 million for the 2025 Six Months and the gross profit margin from IIP operations was 21.2% for the 2025 Six Months. Excluding the IIP acquisition made in April 2024, IIP revenue increased by $7.2 million or 16.7% in the 2025 Six Months and gross profit increased $1.9 million or 21.0% in the 2025 Six Months over the comparable prior year period.
Corporate office costs were $33.7 million for the 2025 Six Months, compared to $28.3 million for the 2024 Six Months.  As a percent of net revenue, corporate office costs were 8.8% for both periods. Excluding the acquisition integration costs and the costs associated with the implementation of the new financial and human resources system of $0.7 million, corporate office costs was 8.7% of net revenue for the 2025 Six Months.

The Company revalued contingent consideration related to certain acquisitions and recognized a net gain (a decrease in the related liabilities) of $5.6 million for the 2025 Six Months compared to a net loss of $3.4 million for the 2024 Six Months (an increase in the related liabilities).

Operating income was $44.6 million for the 2025 Six Months compared to $30.5 million for the 2024 Six Months. Excluding the impact of change in value of contingent consideration of $5.6 million for the 2025 Six Months and $3.4 million for the 2024 Six Months, operating income increased to $39.0 million for the 2025 Six Months from $33.9 million for the 2024 Six Months, an increase of 14.9%.

Other expenses were $4.6 million for the 2025 Six Months compared to $0.9 million for the 2024 Six Months, with the increase primarily due to higher interest expense as a result of increased borrowings and lower interest income as the cash on the balance sheet during the 2024 Six Months has been deployed to fund acquisitions since that time.

The provision for income tax was $8.8 million for the 2025 Six Months and $6.2 million for the 2024 Six Months.  The effective tax rate was 28.3% and 28.6% over the same periods, respectively.

USPH Net Income was $22.3 million for the 2025 Six Months as compared to $15.6 million for the 2024 Six Months while earnings per share was $1.38 for the 2025 Six Months compared to $0.93 for the 2024 Six Months.
Non-GAAP Adjusted EBITDA increased $7.5 million to $46.4 million for the 2025 Six Months from $38.9 million for the 2024 Six Months while non-GAAP Operating Results increased $0.9 million to $19.7 million, or $1.30 per share, for the 2025 Six Months from $18.8 million, or $1.25 per share, for the 2024 Six Months.

See pages 10 to 12 of this release for the definition and reconciliation of Adjusted EBITDA, Operating Results and other non-GAAP measures to the most directly comparable GAAP measure.

For additional information on 2025 Six Months results, please refer to the Company’s Quarterly Report on Form 10-Q which is expected to be filed with the Securities and Exchange Commission on August 8, 2025.

BALANCE SHEET AND CASH FLOW

Total cash and cash equivalents were $34.1 million as of June 30, 2025, compared to $41.4 million as of December 31, 2024, and $112.9 million as of June 30, 2024.  The Company had $159.5 million in outstanding borrowings and $150.5 million in available credit under the Company’s revolving facility as of June 30, 2025.  This compares to $151.6 million of outstanding borrowings and $164.0 million in available credit under the Company’s revolving facility as of December 31, 2024.

RECENT ACQUISITIONS

On April 30, 2025, the Company announced the acquisition of an outpatient home-care physical and speech therapy practice through its 50%-owned subsidiary, MSO Metro, LLC.  MSO Metro LLC. acquired 80% of equity interests of the practice, with the original practice owners retaining 20% of equity interests. The practice currently generates approximately $2.1 million in annual revenue.
On July 31, 2025, the Company acquired a 60% equity interest in a three-clinic practice with the practice owners retaining a 40% equity interest. The business currently generates $5.3 million in annual revenue and 28,000 in annual visits.
The Company’s strategy is to continue acquiring multi-clinic outpatient physical therapy practices and home-care physical and speech therapy practices, to develop outpatient physical therapy clinics as satellites in existing partnerships, and to continue acquiring companies that provide industrial injury prevention services.

2025 EARNINGS GUIDANCE

Management raised its Adjusted EBITDA guidance for full year 2025 to a range of $93.0 million to $97.0 million based on the Company’s strong year-to-date performance and management’s confidence in its ability to continue to deliver solid results for its shareholders in the second half of 2025.

The annual earnings guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.

QUARTERLY DIVIDEND

The Company’s Board of Directors declared a quarterly dividend of $0.45 per share payable on September 12, 2025, to shareholders of record on August 22, 2025.
SHARE REPURCHASE PROGRAM
The Company’s Board of Directors approved a share repurchase program effective August 5, 2025. The program authorizes the repurchase by the Company of up to $25 million of its outstanding shares of common stock over the period ending on December 31, 2026.  Under the share repurchase program, shares may be repurchased from time to time in the open market or negotiated transactions at prevailing market rates, or by other means in accordance with federal securities laws. The timing and amount of share repurchases under the share repurchase program, if any, will depend on several factors, including the Company's stock price performance, ongoing capital allocation priorities and general market conditions.

U.S. Physical Therapy Press Release	Page 5
August 6, 2025

CONFERENCE CALL INFORMATION

U.S. Physical Therapy’s management will host a conference call at 10:30 a.m. ET / 9:30 a.m. CT, on August 7, 2025, to discuss the Company’s financial results for the three and six months ended June 30, 2025. Interested parties may participate in the call by dialing (800) 343-4136 (Primary) or (203) 518-9843 (Alternate) and conference ID of USPHQ225. Please call approximately 10 minutes before the call is scheduled to begin. To listen to the live call, go to the Company’s website at  www.usph.com at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, a playback of the conference call can be accessed until November 5, 2025, on the Company’s website.

FORWARD LOOKING STATEMENTS

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	compliance with state laws and regulations relating to the corporate practice of medicine and fee splitting, and associated fines and penalties for failure to comply ;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	the impact of future public health crises and epidemics/pandemics, such as was the case with the novel strain of COVID-19 and its variants;
•	certain of our acquisition agreements contain put-rights related to a future purchase of significant equity interests in our subsidiaries or in a separate company;
•	the impact of future vaccinations and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
•	our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing and our ability to operate our business;
•	changes as the result of government enacted national healthcare reform;
•	the ability to control variable interest entities for which we do not have a direct ownership;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	revenue and earnings expectations;
•	contingent consideration provisions in certain of our acquisition agreements, the value of which may impact future financial results;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions, including but not limited to inflationary and recessionary periods;
•
actual or perceived events involving banking volatility or limited liability, defaults or other adverse developments that affect the U.S or the international financial systems, may result in market wide liquidity problems which could have a material and adverse impact on our available cash and results of operations;

•	our business depends on hiring, training, and retaining qualified employees;
•	availability and cost of qualified physical therapists;
•
competitive environment in the industrial injury prevention services business, which could result in the termination or non-renewal of contractual service arrangements and other adverse financial consequences for that service line;

•	our ability to identify and complete acquisitions, and the successful integration of the operations of the acquired businesses;
•	impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•
maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. For additional information regarding these and other risks and uncertainties, that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 3, 3025 and any risk factors contained in subsequent quarterly and annual reports we file with the SEC. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

GLOSSARY OF TERMS – REVENUE METRICS

Mature clinics are clinics (physical clinic locations and home-care business units) opened or acquired prior to January 1, 2024, and are still operating as of the balance sheet date.

Net rate per patient visit is net patient revenue related to our physical therapy operations divided by total number of patient visits (defined below) during the periods presented.

Patient visits is the number of unique patient visits during the periods presented for both physical clinic locations and home-care.

Average daily visits per clinic per day is patient visits (excluding home-care visits) divided by the number of days in which normal business operations were conducted during the periods presented and further divided by the average number of clinics in operation during the periods presented.

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 774 outpatient physical therapy clinics in 44 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 6
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net patient revenue	$164,183	$140,271	$316,730	$271,346
Other revenue	33,161	26,919	64,402	51,519
Net revenue	197,344	167,190	381,132	322,865
Operating cost:
Salaries and related costs	113,788	96,334	225,037	190,065
Rent, supplies, contract labor and other	34,127	30,335	67,971	58,319
Depreciation and amortization	5,741	4,299	11,281	8,197
Provision for credit losses	1,995	1,717	3,843	3,344
Clinic closure costs - lease and other	69	643	311	677
Total operating cost	155,720	133,328	308,443	260,602

Gross profit	41,624	33,862	72,689	62,263

Corporate office costs	17,476	14,249	33,721	28,334
(Gain) loss on change in fair value of contingent earn-out consideration	(790)	4,046	(5,612)	3,434
Operating income	24,938	15,567	44,580	30,495

Other income (expense):
Interest expense, debt and other	(2,422)	(1,980)	(4,701)	(3,948)
Interest income from investments	28	1,074	52	2,617
Change in revaluation of put-right liability	(339)	(223)	(743)	(303)
Equity in earnings of unconsolidated affiliate	401	248	794	519
Loss on sale of a partnership	-	-	(123)	-
Other	47	109	122	171
Total other expense	(2,285)	(772)	(4,599)	(944)

Income before taxes	22,653	14,795	39,981	29,551

Provision for income taxes	4,933	3,083	8,793	6,222
Net income	17,720	11,712	31,188	23,329

Less: Net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(3,914)	(3,314)	(5,926)	(5,541)
Non-controlling interest - permanent equity	(1,413)	(892)	(2,970)	(2,236)
	(5,327)	(4,206)	(8,896)	(7,777)

Net income attributable to USPH shareholders	$12,393	$7,506	$22,292	$15,552

Basic and diluted earnings per share attributable to USPH shareholders (1)	$0.58	$0.47	$1.38	$0.93

Shares used in computation - basic and diluted	15,197	15,072	15,165	15,044

Dividends declared per common share	$0.45	$0.44	$0.90	$0.88

(1) See page 11 of this press release for the calculation of basic and diluted earnings per share.

U.S. Physical Therapy Press Release	Page 7
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net income	$17,720	$11,712	$31,188	$23,329
Other comprehensive (loss) gain:
Unrealized (loss) gain on cash flow hedge	(798)	(31)	(2,129)	1,750
Tax effect at statutory rate (federal and state)	204	8	544	(447)
Comprehensive income	$17,126	$11,689	$29,603	$24,632

Comprehensive income attributable to non-controlling interest	(5,327)	(4,206)	(8,896)	(7,777)
Comprehensive income attributable to USPH shareholders	$11,799	$7,483	$20,707	$16,855

U.S. Physical Therapy Press Release	Page 8
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

	June 30, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$34,086	$41,362
Patient accounts receivable, less provision for credit losses of $3,928 and $3,506, respectively	65,956	59,040
Accounts receivable - other	27,429	26,626
Other current assets	13,061	10,555
Total current assets	140,532	137,583
Fixed assets:
Furniture and equipment	66,756	68,128
Leasehold improvements	55,218	51,105
Fixed assets, gross	121,974	119,233
Less accumulated depreciation and amortization	(89,853)	(87,093)
Fixed assets, net	32,121	32,140
Operating lease right-of-use assets	137,248	133,936
Investment in unconsolidated affiliate	12,320	12,190
Goodwill	677,595	667,152
Other identifiable intangible assets, net	175,627	179,311
Other assets	4,157	5,155
Total assets	$1,179,600	$1,167,467

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$4,200	$5,936
Accrued expenses	65,436	59,513
Current portion of operating lease liabilities	41,038	39,835
Current portion of term loan and notes payable	8,168	10,999
Total current liabilities	118,842	116,283
Notes payable, net of current portion	321	903
Revolving facility	24,500	11,000
Term loan, net of current portion and deferred financing costs	127,093	130,627
Deferred taxes	34,402	29,465
Operating lease liabilities, net of current portion	104,279	101,868
Other long-term liabilities	4,571	18,275
Total liabilities	414,008	408,421

Redeemable non-controlling interest - temporary equity	263,298	269,025

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 17,418,856 and 17,309,120 shares issued, respectively	172	172
Additional paid-in capital	294,636	290,321
Accumulated other comprehensive gain	1,214	2,799
Retained earnings	236,356	227,265
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	500,750	488,929
Non-controlling interest - permanent equity	1,544	1,092
Total USPH shareholders' equity and non-controlling interest - permanent equity	502,294	490,021
Total liabilities, redeemable non-controlling interest, USPH shareholders' equity and non-controlling interest - permanent equity	$1,179,600	$1,167,467

U.S. Physical Therapy Press Release	Page 9
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Six Months Ended
	June 30, 2025	June 30, 2024
OPERATING ACTIVITIES
Net income including non-controlling interest	$31,188	$23,329
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	11,924	8,609
Provision for credit losses	3,843	3,344
Equity-based awards compensation expense	3,888	3,916
Amortization of debt issue costs	210	210
Change in deferred income taxes	7,279	770
Change in revaluation of put-right liability	743	303
Change in fair value of contingent earn-out consideration	(5,612)	3,434
Equity of earnings in unconsolidated affiliate	(794)	(519)
Loss on sale of fixed assets	438	51
Loss on sale of a partnership	123	-
Changes in operating assets and liabilities:
Patient accounts receivable, net	(10,232)	(5,110)
Accounts receivable - other	355	(2,351)
Other current and long term assets	(4,426)	(1,642)
Accounts payable and accrued expenses	(7,914)	(1,481)
Other long-term liabilities	(827)	548
Net cash provided by operating activities	30,186	33,411

INVESTING ACTIVITIES
Purchase of fixed assets	(5,830)	(4,174)
Purchase of majority interest in businesses, net of cash acquired	(6,890)	(38,695)
Purchase of redeemable non-controlling interest, temporary equity	(8,427)	(6,230)
Purchase of non-controlling interest, permanent equity	(149)	(527)
Proceeds from the sale of non-controlling interest, permanent equity	9	26
Proceeds from the sale of partnership interest - redeemable non-controlling interest, temporary equity	15	69
Repayment of notes receivable related to redeemable non-controlling interest	346	375
Proceeds from the sale of partnership	700	-
Distributions from unconsolidated affiliate	664	532
Other	228	(131)
Net cash (used in) investing activities	(19,334)	(48,755)

FINANCING ACTIVITIES
Proceeds from revolving facility	73,500	-
Payments on revolving facility	(60,000)	-
Distributions to non-controlling interest, permanent and temporary equity	(10,697)	(8,318)
Cash dividends paid to shareholders	(13,678)	(13,264)
Payments on term loan	(5,625)	(1,875)
Principal payments on notes payable	(1,628)	(1,113)
Net cash (used in) financing activities	(18,128)	(24,570)

Net (decrease) in cash and cash equivalents	(7,276)	(39,914)
Cash and cash equivalents - beginning of period	41,362	152,825
Cash and cash equivalents - end of period	$34,086	$112,911

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$9,833	$4,932
Interest paid	4,683	3,708
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	-	955
Fair market value of initial contingent consideration related to purchase of businesses	3,059	2,800
Offset of notes receivable associated with purchase of redeemable non-controlling interest	254	75
Notes payable related to purchase of non-controlling interest, temporary equity	-	22
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	89	-
Notes receivable related to sale of redeemable non-controlling interest, temporary equity	660	402
Notes receivable related to the sale of non-controlling interest, permanent equity	29	243

U.S. Physical Therapy Press Release	Page 10
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND OPERATING RESULTS

The following tables provide details of the basic and diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Adjusted EBITDA and Operating Results. The tables also provide a reconciliation of additional non-GAAP measures to the most comparable GAAP measure. Management believes providing Adjusted EBITDA and Operating Results to investors is useful for comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures. Management uses Adjusted EBITDA and Operating Results, which eliminate certain items described above that can be subject to volatility and unusual costs, as the principal measures to evaluate and monitor financial performance period over period.

Adjusted EBITDA, a non-GAAP measure, is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, change in fair value of contingent earn-out consideration, changes in revaluation of put-right liability, equity-based awards compensation expense, clinic closure costs, business acquisition related costs, costs related to a one-time financial and human resources systems upgrade, loss on sale of a partnership and other income and related portions for non-controlling interests.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders less, changes in revaluation of a put-right liability, clinic closure costs, loss on sale of a partnership, changes in fair value of contingent earn-out consideration, business acquisition related costs, costs related to a one-time financial and human resources systems upgrade and any allocations to non-controlling interests, all net of taxes. Operating Results per share also excludes the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Adjusted EBITDA and Operating Results are not measures of financial performance under GAAP. Adjusted EBITDA, Operating Results and other non-GAAP measures should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 11
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA, OPERATING RESULTS AND EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(In thousands, except per share data)
Adjusted EBITDA (a non-GAAP measure)
Net income attributable to USPH shareholders	$12,393	$7,506	$22,292	$15,552
Adjustments:
Provision for income taxes	4,933	3,083	8,793	6,222
Depreciation and amortization	6,057	4,514	11,924	8,609
Interest expense, debt and other, net	2,422	1,980	4,701	3,948
Equity-based awards compensation expense	2,117	1,919	3,888	3,916
Interest income from investments	(28)	(1,074)	(52)	(2,617)
Change in revaluation of put-right liability	339	223	743	303
(Gain) loss on change in fair value of contingent earn-out consideration	(790)	4,046	(5,612)	3,434
Clinic Closure costs (1)	69	551	311	677
Business acquisition related costs (2)	320	-	800	-
ERP implementation costs (3)	159	-	221	-
Loss on sale of a partnership	-	-	123	-
Other income	(47)	(109)	(122)	(171)
Allocation to non-controlling interests	(1,081)	(515)	(1,608)	(978)
	$26,863	$22,124	$46,402	$38,895

Operating Results (a non-GAAP measure)
Net income attributable to USPH shareholders	$12,393	$7,506	$22,292	$15,552
Adjustments:
Gain (loss) on change in fair value of contingent earn-out consideration	(790)	4,046	(5,612)	3,434
Change in revaluation of put-right liability	339	223	743	303
Clinic closure costs (1)	69	551	311	677
Business acquisition related costs (2)	320	-	800	-
ERP implementation costs (3)	159	-	221	-
Loss on sale of a partnership	-	-	123	-
Allocation to non-controlling interests	(156)	(68)	(118)	(84)
Tax effect at statutory rate (federal and state)	16	(1,214)	903	(1,106)
	$12,350	$11,044	$19,663	$18,776

Operating Results per share (a non-GAAP measure)	$0.81	$0.73	$1.30	$1.25

Earnings per share
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$12,393	$7,506	$22,292	$15,552
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(4,806)	(622)	(1,903)	(2,061)
Tax effect at statutory rate (federal and state)	1,228	159	486	527
	$8,815	$7,043	$20,875	$14,018

Earnings per share (basic and diluted)	$0.58	$0.47	$1.38	$0.93

Shares used in computation - basic and diluted	15,197	15,072	15,165	15,044

(1) Costs associated with the closure of three clinics in the 2025 Second Quarter, 10 clinics during the 2025 Six Months, five clinics in the 2024 Second Quarter and 11 clinics in the 2024 Six Months.
(2) Primarily consists of retention bonuses and legal and consulting expenses related to the acquisitions of equity interests in certain partnerships.
(3) Consists of costs related to a one-time financial and human resources systems upgrade.

U.S. Physical Therapy Press Release	Page 12
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

The tables below reconcile other non-GAAP measures to the most directly comparable GAAP measures for the 2025 Second Quarter and the 2025 Six Months. No commensurate adjustments were made in the comparable prior year period.
	Three Months Ended			Six Months Ended
	June 30, 2025			June 30, 2025
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)
	(in thousands, except percentages)			(in thousands, except percentages)
Segment information - Physical Therapy Operations
Salaries and related costs (2)	$93,877	$(229)	$93,648	$185,676	$(294)	$185,382
Operating costs (2)	$131,093	$(229)	$130,864	$260,064	$(294)	$259,770
Gross profit	$35,233	$229	$35,462	$60,701	$294	$60,995
Gross margin	20.9%	*	21.1%	18.7%	*	18.8%
Number of visits	1,558,756		1,558,756	3,002,561		3,002,561
Salaries and related costs per visit	$60.23	$(0.15)	$60.08	$61.84	$(0.10)	$61.74
Operating costs per visit	$84.10	$(0.15)	$83.95	$86.62	$(0.10)	$86.52
(1) Certain incentive costs related to the Metro acquisition. We believe that presenting this information will allow investors to evaluate the performance of the Company's business more objectively.
(2) Excludes costs related to management contracts.
* Not meaningful

U.S. Physical Therapy Press Release	Page 13
August 6, 2025

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL AND PERFORMANCE METRICS

Revenue Metrics
	Number of Clinics (2)		Net Rate Per Patient Visit (1)		Patient Visits (1)		Average Visits Per Clinic Per Day(3)
	2025	2024	2025	2024	2025	2024	2025	2024
First quarter	729	679	$105.66	$103.37	1,443,805	1,268,002	31.2	29.5
Second quarter	732	681	$105.33	$105.05	1,558,756	1,335,335	32.7	30.6
Third quarter		661		$105.65		1,317,051		30.1
Fourth quarter		722		$104.73		1,432,801		31.6
Year-to-date		722		$104.71	3,002,561	5,353,189		30.4

(1)	See definition of the metrics above in the Glossary of Terms – Revenue Metrics section on page 5.
(2)
The Company also manages clinics owned by third parties through management contracts. In addition to the clinic count shown above (excluding the home-care business unit count), as of June 30, 2025, the Company managed 36 clinics bringing the total owned/managed clinics to 768.  In comparison, as of June 30, 2024, the Company managed 41 clinics bringing the total owned/managed clinics to 722.

(3)	Excludes home-care visits.

Clinic Count Roll Forward (1)
	2025			2024
	Owned	Managed	Total	Owned	Managed	Total
Number of clinics, beginning of period	722	39	761	671	43	714
Q1 additions	14	-	14	14	-	14
Q1 closed or sold	(7)	(2)	(9)	(6)	(2)	(8)
Number of clinics, end of period	729	37	766	679	41	720
Q2 additions	6	-	6	7	-	7
Q2 closed or sold	(3)	(1)	(4)	(5)	-	(5)
Number of clinics, end of period	732	36	768	681	41	722
Q3 additions				12	-	12
Q3 closed or sold				(32)	(2)	(34)
Number of clinics, end of period				661	39	700
Q4 additions				63	-	63
Q4 closed or sold				(2)	-	(2)
Number of clinics, end of period				722	39	761

Year-to-date total additions	20	-	20	96	-	96
Year-to-date total closed or sold	(10)	(3)	(13)	(45)	(4)	(49)
(1)	Excludes the home-care business.